EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-86599 and 33-91003 of Citizens Bancshares Corporation on Form S-8 and Form S-3, respectively, of our report dated March 30, 2007, appearing in the Annual Report on Form 10-K of Citizens Bancshares Corporation for the year ended December 31, 2006.

/s/ Elliott Davis, LLC

Columbia, South Carolina
March 30, 2007